TWELVE DIRECTORS SLATED FOR GRAINGER’S BOARD TO BE VOTED ON AT THE COMPANY’S ANNUAL MEETING ON APRIL 28, 2010

Slate includes one new nominee, E. Scott Santi

CHICAGO, February 17, 2010 – The Board of Directors of W.W. Grainger, Inc. (NYSE: GWW) today selected a slate of nominees to serve for the 2010 – 2011 period.  Eleven of the candidates are current board members; the board also nominated E. Scott Santi, vice chairman of Illinois Tool Works Inc., as a twelfth candidate.  The current eleven members to be voted on at the annual meeting are:

Brian P. Anderson
Wilbur H. Gantz
V. Ann Hailey
William K. Hall
Stuart L. Levenick
John W. McCarter, Jr.
Neil S. Novich
Michael J. Roberts
Gary L. Rogers
James T. Ryan
James D. Slavik

Two current board members will not be standing for reelection:  Richard L. Keyser and Harold B. Smith.  Keyser has been a board member of Grainger since 1992 and served as chairman of the board from 1997 until 2009.  He also served as chief executive officer from 1995 to 2008, and under his leadership, the company grew its U.S. business with additional branches, highly responsive supply chain network and pioneering internet presence as well as developed the international operations it has in North America and Asia.  Smith was first elected a director of Grainger in 1981.  He is chairman of the executive committee and a director of Illinois Tool Works.

Grainger Chairman, President and Chief Executive Officer Jim Ryan said,   “Grainger has benefited from the wisdom and experience of these two gentlemen.  Both have served the shareholders of Grainger for many years and have been instrumental in helping the company grow and prosper.  We thank them for their dedication and insight.”

Wilbur H. Gantz, chairman of the board affairs and nominating committee, said, “Harold and Dick have given unstintingly of their time, intelligence and commitment to this company.  We will miss their wise judgment and unique perspectives.”

Santi became vice chairman of Illinois Tool Works Inc., a worldwide manufacturer and marketer of engineered components and industrial systems and consumables, in December 2008.  Until 2008, Mr. Santi had served as an executive vice president responsible for Worldwide Welding, Electronic Component Fabrication, and Aircraft Ground Support Equipment Group.

W.W. Grainger, Inc. with 2009 sales of $6.2 billion is the leading broad line supplier of facilities maintenance products serving businesses and institutions in the United States and Canada, with an expanding presence in Japan, Mexico, India, China and Panama. Through a highly integrated network including branches, distribution centers and Web sites, Grainger's employees help customers get the job done.

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Contacts:

Media:	Investors:
Jan Tratnik	Ernest Duplessis
Director, Corporate Communications & Public Affairs	Vice President, Investor Relations
847/535-4339	847/535-4356

Erin Ptacek	William Chapman
Director, Corporate Brand & Reputation	Director, Investor Relations
847/535-1543	847/535-0881